EXHIBIT 10.2

AMENDMENT
TO
GREATBATCH, INC. 1998 STOCK OPTION PLAN
This Amendment (“Amendment”) to the Greatbatch, Inc. 1998 Stock Option Plan (the “Plan”) is made effective August 5, 2013, by action of the Compensation Committee of the Board of Directors of Greatbatch, Inc. (the “Company”).
WHEREAS, the Committee has determined that this Amendment is in the best interests of Plan participants and the Company;
THEREFORE, the Committee hereby amends the Plan as follows:

1.	Notwithstanding anything to the contrary in the Plan or any award agreement delivered under the Plan:
(a)    upon an Optionholder’s termination of employment with the Company by reason of death, disability (as defined in the Plan) or Retirement (as defined below) the right to exercise all outstanding Options held by such Optionholder shall automatically accelerate and remain exercisable for the period of exercisability specified in the Plan (as amended hereby);
(b)    the period of time after the date of termination of employment by reason of the Optionholder’s disability (as defined in the Plan) that such Optionholder shall have the right to exercise Options granted under the Plan is at any time up to twelve (12) months after such termination of employment; and
(c)    the period of time after the date of termination of employment by reason of the Optionholder’s Retirement that such Optionholder shall have the right to exercise Options granted under the Plan is at any time up to thirty-six (36) months after such termination of employment. For purposes of this Amendment, “Retirement” means an Optionholder’s voluntary termination of employment occurring on or after such time as such Optionholder has attained 59.5 years of age with a combination of age and length of Company service equal to or exceeding 69.5 years.

2.
All Options granted under the Plan and any shares acquired on exercise thereof (or cash proceeds received on sale of such shares) shall be subject to any applicable clawback, recoupment or similar policy, and any share retention or minimum holding guidelines or requirements, implemented by the Company or required by applicable law, as in effect from time to time.

3.	All capitalized terms used but not defined in this Amendment but defined in the Plan shall have the meanings given them therein.

4.
Except to the extent amended hereby, the terms and conditions of the Plan and each award agreement delivered under the Plan remain in full force and effect, including, without limitation, the condition that an Option shall not be exercisable after the expiration of ten (10) years from the date such Option is granted.